Exhibit 10.11
JAMES RIVER GROUP HOLDINGS, INC.
2014 LONG–TERM INCENTIVE PLAN
SERVICE-BASED RESTRICTED SHARE UNIT AGREEMENT
This SERVICE-BASED RESTRICTED SHARE UNIT AGREEMENT (this “Agreement”), dated as of the Grant Date set forth in Schedule A, attached hereto and incorporated herein by reference, is made by and between James River Group Holdings, Inc., a Delaware corporation (the “Company”), and the Grantee listed in Schedule A.
R E C I T A L S:
WHEREAS, the Company has adopted the James River Group Holdings, Inc. 2014 Long-Term Incentive Plan, as amended (the “Plan”); and
WHEREAS, the Company desires to grant to the Grantee Restricted Share Units pursuant to the Plan and on the terms and conditions set forth herein (the “Award”).
NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and the Grantee hereby agree as follows:
Section 1.    Grant of Restricted Share Units. The Company hereby grants to the Grantee, pursuant to the Plan and on the terms and conditions set forth herein, the number of Restricted Share Units set forth in Schedule A. Each Restricted Share Unit represents the right to receive one Share to be issued and delivered upon becoming Vested Share Units, subject to the Restricted Share Unit becoming Vested Share Unit (as defined herein), and subject to the other terms described herein.
Section 2.    Becoming a Vested Share Unit.
(a)    Vesting of Restricted Share Units; General Rule. Except as provided in this Section 2, Restricted Share Units shall become Vested Share Units in accordance with the Vesting Schedule set forth in Schedule A. If the Grantee experiences a Separation from Service prior to one or more Continuous Service Dates (as defined in Schedule A), the Restricted Share Units that have not become Vested Share Units prior thereto shall be forfeited, except as provided in Subsections 2(b) and 2(c).
(b)    Vesting Prior to Continuous Service Date(s).
(i)    If prior to one or more Continuous Service Dates, the Grantee experiences a Separation from Service due to the Grantee’s death or Disability, the Restricted Share Units that have not become Vested Share Units prior thereto shall become Vested Share Units as of the date of death or Disability, as applicable.

(ii)    If prior to one or more Continuous Service Dates, the Grantee experiences a Separation from Service due to the Grantee’s attainment of Retirement Age, the Grantee will be deemed vested as of the date of the Separation from Service in those Restricted Share Units that would have become Vested Share Units as of the immediately succeeding Continuous Service Date had the Grantee not experienced a Separation from Service prior thereto.
(c)    Change in Control Prior to Service Condition Being Met. If a Change in Control occurs prior to any Continuous Service Dates and before the Grantee has experienced a Separation from Service and the Grantee later experiences a Separation from Service due to an involuntary termination of employment without Cause, the Company’s election not to renew the term of any employment agreement then in effect between the Company and Grantee, or a resignation by the Grantee for Good Reason, the Restricted Share Units that have not become Vested Share Units prior thereto shall become Vested Share Units.
(d)    Vested Share Units. Restricted Share Units that become vested pursuant to this Section 2 are referred to herein as a “Vested Share Unit” or, collectively, as “Vested Share Units”.
(e)    Forfeitures. Except as provided in this Section 2, upon the Grantee’s Separation from Service prior to any Restricted Shares Units becoming Vested Share Units, such Restricted Share Units shall immediately be forfeited. Upon forfeiture of Restricted Share Units, the Grantee will have no further rights with respect to those Restricted Share Units, and the Restricted Share Units shall become forfeited for no value and without any issuance of Shares.
Section 3.    Settlement of Vested Share Units. Vested Share Units shall be settled on or within thirty (30) days following the date they become Vested Share Units and shall be distributed in the form of Shares. The value of any Shares distributed in settlement of the Agreement are subject to any Company clawback policy or applicable law as in effect from time to time and, in accordance with such policy or law, may be subject to the requirement that any value delivered pursuant to the Agreement be repaid to the Company. The action permitted to be taken by the Committee under this Section is in addition to, and not in lieu of, any and all other rights of the Committee and/or the Company under applicable law and shall apply notwithstanding anything to the contrary in the Plan.
Section 4.    Shareholder Rights. No rights of a shareholder shall exist with respect to the Restricted Share Units as a result of the mere grant of the Restricted Share Units or as a result of the Restricted Share Units becoming earned or vested. Such rights shall exist only after issuance of any Shares. Without limiting the foregoing, the Grantee shall not be entitled to receive currently any dividends issued on Shares prior to the issuance of any Shares. However, the Grantee shall be credited with dividend equivalents with respect to any outstanding Restricted Share Units, and such dividend equivalents shall be subject to the same restrictions, conditions, and risks of forfeiture that apply to the Restricted Share Units to which they relate and shall be vested, payable and otherwise settled, if at all, at the same time that any underlying Restricted Share Units to which they relate are vested, payable and otherwise settled.

Section 5.    Withholding; Offset. The Company shall deduct from any payment, or otherwise collect from the Grantee, any taxes required to be withheld by federal, state, or local governments in connection with the Agreement. No opinion is expressed nor warranties made as to the effect for federal, state, or local tax purposes of the Agreement. If at any time prior to any payment the Grantee is indebted to the Company, by accepting the Award, the Grantee grants the Company the right to offset against the payment amount the amount of the Grantee’s indebtedness, but only to the extent such offset is permissible under and would not trigger adverse tax consequences under Code Section 409A.
Section 6.    No Right to Continued Service. Nothing contained herein shall be construed to confer on the Grantee any right to continue in service with the Company or to derogate from any right of the Company to retire, request the resignation of or discharge the Grantee, or to require a leave of absence of the Grantee, with or without pay, at any time, with or without Cause.
Section 7.    No Fractional Shares. No fractional Shares shall be issued in respect of Restricted Share Units, and any fractional Shares will be rounded down to the nearest whole Share.
Section 8.    Non-Transferability. The Restricted Share Units may not be assigned, transferred, or in any way encumbered except by will or the laws of descent and distribution.
Section 9.    Entire Agreement. This Agreement and the Plan contain the entire agreement between the parties hereto with respect to the matters contemplated herein and supersede all prior agreements or understandings among the parties related to such matters.
Section 10.    Binding Effect. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and upon the Grantee and the Grantee’s assigns, heirs, executors, administrators and legal representatives.
Section 11.    Amendment and Termination. The Committee reserves the right to amend or terminate the Agreement at any time, provided that no amendment or termination (a) shall deprive the Grantee of any Restricted Share Units that have become Vested Share Units as of the amendment or termination, provided the Grantee has not experienced a Separation from Service prior to such time, except under circumstances contemplated by Sections 2(b) and 2(c), or (b) shall result in the acceleration of any settlement of the Agreement if such acceleration would result in the Grantee incurring a tax under Section 409A of the Code.
Section 12.    Governing Law. This Agreement shall be construed and enforced in accordance with the internal laws of New York and by applicable federal tax law.
Section 13.    Defined Terms. Capitalized terms used in this Agreement and not otherwise defined herein have the meaning ascribed to them in the Plan. The following words and phrases shall, when used herein, have the meanings set forth below:

(a)    “Cause” has the meaning ascribed to it in the Plan unless an employment agreement between the Grantee and the Company is in effect immediately prior to the Separation from Service having the same or similar term in which event such meaning provided in the employment agreement shall control for purposes of the Award.
(b)    “Change in Control” means any of the following: (i) the purchase or other acquisition (other than from the Company), in a single transaction or series of related transactions, by any person, entity, or group of persons, within the meaning of Section 13(d) or 14(d) of the Exchange Act (excluding, for this purpose, the Company or its subsidiaries or any employee benefit plan of the Company or its subsidiaries), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of either the then-outstanding Shares or the combined voting power of the Company’s then-outstanding voting securities entitled to vote generally in the election of directors; (ii) consummation of a reorganization, merger, amalgamation, or consolidation involving the Company, in each case with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger, amalgamation, or consolidation do not, immediately thereafter, own more than fifty percent (50%) of, respectively, the Shares and the combined voting power entitled to vote generally in the election of directors of the reorganized, merged, amalgamated, or consolidated corporation’s then-outstanding voting securities; or (iii) a liquidation or dissolution of the Company, or the sale of all or substantially all of the assets of the Company. Notwithstanding anything herein to the contrary, an event described above shall be considered a Change in Control hereunder only if it also constitutes a “change in the ownership or effective control of the corporation or in the ownership of a substantial portion of the assets of the corporation” within the meaning of Section 409A(a)(2)(v) of the Code, to the extent necessary to avoid the adverse tax consequences thereunder with respect to any payment subject to Section 409A of the Code. A Change in Control shall be deemed to occur on the date on which the event giving rise to the Change in Control occurs, provided, in the case of a Change in Control by reason of a liquidation or dissolution of the Company, such date shall be the date on which the Company shall commence such liquidation or dissolution.
(c)    “Disability” means that the Grantee is unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three months under an accident or disability insurance benefit plan covering Company employees. The determination of whether the Grantee has a Disability shall be determined under procedures established by the Committee. The Committee may rely on any determination that the Grantee is disabled for purposes of benefits under any long-term disability plan maintained by the Company or any Affiliate in which the Grantee, provided that the definition of disability applied under such disability plan meets the requirements of a Disability in the first sentence hereof.

(d)    “Good Reason” means the occurrence of one or more of the following without the Grantee’s express written consent, which circumstances are not remedied by the Company within thirty (30) days after its receipt of a written notice from the Grantee describing the applicable circumstances (which notice must be provided by the Grantee within ninety (90) days after the Grantee’s knowledge of the applicable circumstances): (i) any material, adverse change in the Grantee’s duties, responsibilities, authority, status, or reporting structure; (ii) a material reduction in the Grantee’s base salary; or (iii) a geographical relocation of the Grantee’s principal office location by more than fifty (50) miles; provided that, in each case, the Company has failed to cure the circumstance and the Grantee actually terminates the Grantee’s employment within thirty (30) days following the Company’s thirty (30)-day cure period; provided, however, if an employment agreement between the Grantee and the Company is in effect immediately prior to the Separation from Service having the same or similar term as “Good Reason,” then the meaning provided in the employment agreement shall control for purposes of the Award.
(e)    “Retirement Age” means the Grantee’s attainment of (i) a minimum of five whole years of employment with the Company, (ii) at least age 50 and (iii) a combined age and whole years of employment with the Company that equals or exceeds 65; provided, further, the Committee in its discretion may establish an earlier retirement age for the Grantee by communicating in writing that decision to the Grantee.
(f)    “Separation from Service” means a termination of the Grantee’s employment relationship with the Company where either (i) the Grantee has ceased to perform any services for the Company and all affiliated companies that, together with the Company, constitute the “service recipient” within the meaning of Code Section 409A (collectively, the “Service Recipient”) or (ii) the level of bona fide services the Grantee performs for the Service Recipient after a given date permanently decreases (excluding a decrease as a result of military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Grantee retains a right to reemployment with the Service Recipient under an applicable statute or by contract) to no more than twenty percent (20%) of the average level of bona fide services performed for the Service Recipient over the immediately preceding 36-month period (or the full period of service if the Grantee has been providing services to the Service Recipient for less than 36 months) that, in either case, constitutes a “separation from service” within the meaning of Code Section 409A.
(g)    “Service Condition” has the meaning ascribed to it in Schedule A.

Section 14.    Section 409A. It is intended that this Agreement shall be administered in a manner that will comply with or meet an exception from Section 409A of the Code, and this Agreement shall be administered and interpreted in accordance with such intent. Notwithstanding anything herein to the contrary, to the extent applicable, if the Grantee is a “specified employee” within the meaning of Section 409A of the Code, and to the extent necessary to avoid the adverse tax consequences under Section 409A of the Code, no portion of any payments hereunder shall be distributed on account of a Separation from Service before the earlier of: (a) the date which is six months following the date of the Grantee’s Separation from Service, or (b) the date of death of the Grantee. Amounts that would have been paid during the delay will be paid on the first business day following the six month delay.
Section 15.    The Plan. The Grantee acknowledges having received a copy of the Plan. The Restricted Share Units herein granted are subject to all of the terms and provisions of the Plan, all of which are hereby incorporated herein by reference. In the event of any inconsistency between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall govern.

IN WITNESS WHEREOF, the parties hereto have executed this Service-Based Restricted Share Unit Award Agreement as of the Grant Date.

JAMES RIVER GROUP HOLDINGS, INC.

By: _________________________________
Title: _______________________________

GRANTEE:

_______________________________________
Name: ______________________________

JAMES RIVER GROUP HOLDINGS, INC.
2014 LONG-TERM INCENTIVE PLAN
SERVICE-BASED RESTRICTED SHARE UNIT AGREEMENT
SCHEDULE A

Name of Grantee:	[●]
Grant Date:	[●]
Number of Restricted Share Units Subject to Agreement:	[●]
Vesting Schedule: The Restricted Share Units shall become Vested Share Units, as and to the extent indicated below, only if and to the extent the Grantee provides continuous service to the Company and/or any Affiliate for the period beginning with the Grant Date through the date described in the following Vesting Schedule without experiencing a Separation from Service (the “Service Condition”):

Continuous Service Date	Percentage of Restricted Share Units which are Vested Share Units
Prior to the first anniversary of the Grant Date	0%
First anniversary of the Grant Date, but prior to the second anniversary	33 1/3%
Second anniversary of the Grant Date, but prior to the third anniversary	66 2/3%
Third anniversary of the Grant Date	100%
Notwithstanding the foregoing, the Service Condition will be deemed satisfied as to all or a portion of the Restricted Share Units, as provided in Section 2 of the Agreement.
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